Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

Registration Statement Under the Securities Act of 1933

(Form Type)

Braze, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(c)	190,283	$32.60	$6,203,225.80	0.00011020	$683.60

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$6,203,225.80		$683.60

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$683.60

(1)	Pursuant to Rule 416 under the Securities Act, the shares of Class A common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalization or other similar transactions.
(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low sale prices for Class A common stock as reported on the Nasdaq Global Select Market on June 5, 2023.